                                                                    Exhibit 99.2


                              SANDERSON FARMS, INC.

                            MODERATOR: JOE SANDERSON

                                 AUGUST 24, 2004

                                   10:00 AM CT

Operator:               Welcome to the Sanderson Farms, Incorporated Conference
                        Call. Today's call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to the Chairman, President, and Chief
                        Executive Officer, Mr. Joe Sanderson. Please go ahead, sir.

Joe Sanderson:          Thank you. Good morning and thank you for joining us
                        today. I would like to welcome you to Sanderson Farms
                        Third Quarter Conference Call with shareholders, analysts, and investors. With me on the call today is Mike Cockrell, Chief Financial Officer of Sanderson
                        Farms, and Lampkin Butts, our Vice President of Sales.

                        The purpose of this call is to review financial results and operating trends reflected during the third fiscal quarter and nine months ended July 31. We issued a news release this morning announcing net earnings of $33.9 million or $1.69 per fully diluted share for our third fiscal quarter of 2004. For the first nine months of fiscal 2004, we have earned $86.4 million or $4.33 per fully diluted share.

                        During our first quarter this year, we reported the recognition of $177,000 net of income taxes for the Company's share of the partial settlement of litigation against vitamin suppliers for overcharges. There were no recoveries during our second and third fiscal quarters and we believe such recoveries are complete.

                        During last year's first nine months, we recognized $7.6 million net of income taxes or $0.38 per fully diluted share for similar litigation. Each of you should have received a copy of the release and accompanying financial summary. If you have not, they are available at our Website at www.sandersonfarms.com.

                        I will begin the call with some brief comments about general market conditions, the Company's operations, and our Georgia expansion. I'll then turn the call over to Mike for a more detailed account of financial results. Before we make any further comments, I would like to ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell:          Thank you, Joe, and good morning to everyone. Before we
                        begin the call this morning, as usual, I need to caution you that the call will contain forward-looking statements about the business, financial conditions, and prospects of the Company.

                        All forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1935 and are made based on management's current expectations or beliefs, as well as assumptions made by and information currently available to management.

                        The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risk and uncertainties are described in Item 7 of our most recent Annual Report on Form 10-K, and in the Management's Discussion and Analysis of Financial Conditions and Results of Operation found in Item 2 of Part 1 of the Company's Quarterly Report on Form 10-Q, filed with the SEC in connection with our third quarter ended July 31, which Form 10-Q was filed this morning and is also available on our Web page.

Joe Sanderson:          Thank you, Mike. Our financial and operating results for
                        the third quarter continued the momentum established during the first half of the year and reflected favorable market conditions during the quarter. Market prices for all poultry products were higher during the third quarter of the year, compared with the third quarter of last year.

                        The average Georgia dock price during the third quarter was 19.7% higher than last year's third quarter, and helped fuel an overall 23.9% increase in the Company's average sale price of poultry products during our third quarter, when compared to the same period a year ago. As was the case with the Georgia dock price, chicken market prices were higher across the board. Bulk leg quarter prices increased 37.2% for the third quarter and 58.4% for the first nine months of the year, compared to last year's third quarter and first nine months.

                        Wing prices during our third quarter averaged $1.05 a pound, up 57.9% from an average of 66 and one-half cents during the third quarter of last year. Modest breast meat prices during our third quarter were also higher, increasing by 44.3% when compared with the third quarter a year ago, and have increased 35.1% for the first nine months of the year, compared to last year. These numbers indicate the strength of the chicken markets during the third quarter of our fiscal year.

                        While prices remain strong versus a year ago, market prices have fallen since July the fourth. The biggest move in pricing has come from boneless breast meat. Boneless breast hit a high of $2.56 per pound in mid-June, but has since dropped significantly, and currently sells for $1.75 per pound -- to put that number in perspective, boneless average $1.74 per pound during our fourth quarter last year.

                        The George dock price also hit record levels during our third quarter and it remains strong. A year ago this week, the George dock was 68.75 cents per pound and today stands at 80 cents, down from it's mid-summer high of 81 cents.

                        During our fourth quarter last year, the George dock averaged 69 cents per pound. Bulk leg quarters averaged 32 and three-quarter cents per pound during the third quarter of the year and are currently trading for 29 cents per pound.

                        While chicken prices across the board were higher during our third quarter, compared with last year's third quarter, and during the first nine months of the year compared to last year, the same can be said about feed grain prices. Market prices for corn during our first nine months were up 14% when compared to the first nine months of last year. Soybean meal market prices for the first nine months of this year were also higher than the same period a year ago, rising 48%.

                        As we reported on our second quarter call, we expect our corn and soybean meal prices to be higher during the second-half of fiscal 2004 by $25 million, compared to the second-half of 2003. Going forward into fiscal 2005, grain prices remain somewhat volatile, but have come down significantly from highs found earlier this year.

                        Prices have not moved to the point, however, where we have become aggressive pricing our grain, but we are pleased with the direction prices have headed. The USDA is now projecting record harvest of both corn and soybeans and we believe our cost structure for fiscal 2005 will compare favorable to 2004.

                        In addition to favorable market conditions during the first nine months of the year, I'm pleased to report that our operating performance also continued to be strong. Both processing and live grow-out continue to compete very well in our industry.

                        The performance of our Prepared Foods Division, during the third quarter and for the first nine months of the year, continued to be adversely impacted by high raw chicken prices. Our Foods Division purchases much of its fresh chicken needs from our Hammond, Louisiana facility at market prices and its raw material costs for the first nine months of the fiscal year increased over 41%, compared to last year's first nine months.

                        Looking ahead, we will work to continue to improve our operating performance in sales execution. While we continue to operate at the top of the industry, we have identified sales and operating opportunities in all areas of our business that, if realized, would allow us to partially offset known increased costs we would experience from grain price increases. We will continue to look for ways to improve our operation, ways to increase value for our shareholders, and ways to make Sanderson Farms a better Company.

                        We announced on our last call that we have selected sites in South Georgia for the construction of a new poultry-processing complex. The new complex will be modeled after our McComb, Mississippi and Brazoria County, Texas complexes and will include a feed mill, a hatchery, processing plant, and wastewater treatment facility.

                        The feed mill and hatchery will be located on sites near Adel in Cook County, Georgia. The processing plant and wastewater treatment facility will be located on a site near Moultrie in Colquitt County, Georgia. We now expect to invest approximately $106 million in the Georgia complex and anticipate that associated contract producers will invest an additional $85 million in production facilities.

                        The bids on the Georgia projects have been awarded and construction is underway. We still expect operations at the new plant to begin during the fourth quarter of our fiscal year ended October 31, 2005. I now would like to turn the call over to Mike Cockrell, Chief Financial Officer.

Mike Cockrell:          Thank you, Joe. As Joe said, we are pleased with our
                        financial performance during the first nine months of the year. Net sales for the first nine months totaled
                        $793.1 million, up from $617.5 million for the same nine months a year ago.

                        For the quarter, net sales totaled $293.9 million and that compares to $232.2 million for last year's third quarter. The increase in net sales reflects an increase in the pounds of poultry sold through the first nine months of the year of 6.7%, supported by the increases in market prices described by Joe. The $1.69 per share earned during the quarter compares to 78 cents earned from operations during last year's third quarter.

                        Our cost of sales for the three months into July 31, as compared to the same three months during fiscal 2003, increased 13.8%. This increase is a result of an increase in pounds of poultry products sold during the third quarter this year, compared to the same quarter a year ago, as well as the increase in the cost of feed grains. As Joe already mentioned, corn and soybean meal cash market prices were up 15.8 and 46%, respectively, for the three months ended July 31, 2004, when compared to the same three months of 2003.

                        For the first nine months of the fiscal year, cost of sales increased $73.7 million, compared to the first nine months of last year. Again, the result of an increase in pounds of poultry products sold and an increase in feed grain costs.

                        SG&A expenses for the third quarter of 2004 were up $4.9 million compared to fiscal 2003. This increase, which continues the trend we experienced during the first half of the year, is primarily the result of our new advertising and marketing initiatives started early this year. We also had higher accruals during the first three quarters of the year for our retirement plan expenses and our bonus award program than during the first three quarters of last year.

                        We began running new television, radio, and outdoor advertising during January to support our Sanderson Farms brand of fresh, 100% all natural chicken. We have been pleased with the feed back from this campaign and we continue to monitor its impact on our sales. We expect this program to cost approximately $12 million for the year.

                        Interest expense (decreased) $787,000 to $1.2 million during the first nine months reflecting lower outstanding debt. We expect our interest expense during the year to be $1 million lower than a year ago, or approximately $1.5 million. At the end of our third quarter, our balance sheet reports stockholder's equity of $286.5 million and net working capital of $163 million. Our current ratio was 3.6 to 1. Our debt totaled $15.5 million and our debt-to-total-capitalization ratio was 5.2% as of July 31.

                        At the end of the quarter, we had over $84 million of cash in our balance sheet, resulting in a net-debt-to-cap of less than zero. We gave notice in April of our intent to redeem early the $6.3 million of outstanding industrial revenue bonds issued by Robertson County, Texas to assist with the construction of our Texas feed mill.

                        The Company incurred no pre-payment penalty in the early redemption of these bonds, which were redeemed during the quarter on June 1, 2004. We also spent $17.2 million on capital expenditures during the first nine months of the fiscal year and we spent $4.8 million on dividends, which reflects a higher dividend rate of eight cents per quarter.

                        We had previously announced that we expect to spend approximately $32 million on planned capital projects other than the Georgia project during fiscal 2004, which amount includes approximately $8.6 million in vehicle and other operating leases, and $4.5 million in expenditures to begin the construction of a new general office building. We have adjusted that number downward to $27.5 million.

                        It appears that we will not begin making expenditures for the general office complex until fiscal 2005 and we have eliminated that item from our fiscal 2004 budget. Our depreciation and amortization during the first nine months of the year totaled $19.7 million and we are on pace to meet our expected $26 million in depreciation for fiscal 2004.

                        At its meeting held on January the 29th of this year, our Board of Directors declared a three-for-two stock split, which was affected in the form of a 50% stock dividend. This dividend was paid in February of 2004 and increased the number of outstanding shares to just over
                        19.7 million. All shares and per share data in our press release today, and discussed on this call, are adjusted to reflect that split.

                        As Joe mentioned a moment ago, we have budgeted $106 million for the Georgia facility. This is an increase of $10 million over what we had previously announced, reflecting higher cost for steel and certain other construction costs from what we originally expected. Of that amount, $14 million is related to rolling stock and other assets that we will consider putting into operating leases.

                        We enter this project with a very strong cash position. At the end of the quarter, we had $84 million in cash and we expect to have even a stronger cash position by the end of the year. On May 18, we amended our revolving credit facility to incorporate the Georgia complex.

                        Amendments included an increase in allowed capital expenditures, a change to our net worth covenant to accommodate our new dividend rate, an extension of the committed revolver to five years rather than three, a reduction in the interest rate changed on outstanding amounts, and the removal of the letter of credit commitment related to the Texas industrial development bonds that we have since redeemed.

                        As Joe mentioned earlier, while we remained encouraged by strong market conditions and demand trends, prices across the board have fallen from the peak levels that we saw earlier this summer. Based on existing factors, and factoring in the expected increase in grain costs during the fourth quarter of this year, we now believe our earnings for fiscal 2004 will be in the range of $4.85 to $5.35 per share.

                        We will now open up the call for questions and answers.

Operator:               Thank you, sir. Today's question-and-answer session will
                        be conducted electronically. If you would like to signal for a question, you may do so by pressing the star key, followed by the digit one on your touchtone telephone.

                        Just a reminder, if you are using a speakerphone today, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star one on your touchtone telephone. We'll pause a moment to allow everyone a chance to signal.

                        Once again, ladies and gentlemen, that is star one for any questions at this time. Our first question comes from (Christine McCracken) of Midwest Research.

(Christine McCracken):  Good morning.

Men:                    Good morning.

(Christine McCracken):  You know, I'm looking at your new guidance and, obviously, chicken prices have come down some but I guess I'm surprised with the magnitude of the revision, given what we should have expected to be a softer period of pricing, the fact that you already locked in your feed costs for the second half of the year, as we understood it.

                        Can you talk a little bit about what changed in your outlook here for the fourth quarter and maybe, you know, looking ahead you talked about feed costs, you know, obviously, being partly more favorable into '05. And maybe talk a little bit about what you are expecting for chicken pricing.

Joe Sanderson:          Absolutely. The revision in our estimate is primarily
                        based on the decline in boneless breast meat prices. We
                        - with a little - I won't go further than that, but we do about three million pounds of boneless breast meat a week, most of which is tied to the market. It is not the tray pack that we sell at retail but it's bulk product that gets through distributors and food service operators.

                        Seventy-five cents a pound on that three million pounds is a substantial number and that is what caused our change in revision. We had the grain factored in, the Georgia dock has not come down much and we didn't expect it to and don't expect, you know, a large decline in it for the quarter. But we do see we're going to experience this drop in value of boneless breast and we did not anticipate that happening that rapidly.

                        As far as next year, I want to speak in generalities and fundamentals right now but the supply of chicken appears right now the USDA is saying around 3.5% increase in chicken meat. The competing meats are not expected to increase -- especially beef could be lower than it is this year. I would expect some increase in pork.

                        We think grains are going to be favorable - much more favorable in 2004. As I mentioned, we hadn't started pricing. We believe there is still a weather premium in grain and will be there until the crop is in the bin or close to it.

                        Another thing that we - I would - the USDA is anticipating an increase in exports next year and so then, of course, the thing that I look at as much as anything is pullet placements - breeder stock. And while they were heavy for December, January, and February, for the last five months including July, which came out yesterday, for the last five months they are under 100% of a year ago. So I consider that a favorable fundamental.

(Christine McCracken):  So generally, I mean chicken prices look like they might be a little softer, had some modest increases in production, but you're not looking for prices to drop off substantially. Obviously, you're not into the peak pricing that we saw this year, but given where competing raw material prices are for competing pork and beef supplies, it seems like chicken pricing ought to stay pretty high. What would you attribute the big drop off in boneless/skinless prices too?

Joe Sanderson:          Well, you know, I don't know exactly but we think that
                        the economy is a bit softer now than it was in the spring - at least the psychology is different. We think there was some exuberant spending going on - the Atkins diet was part of it perhaps. I think a rosy outlook on the economy was part of it and I think with some exceptions, (Christine), the customers we've talked to, their sales are running flat to down - that's both retail and food service.

                        So I think - and I don't know why, but we think the demand primarily softened during the summer. But at the end of the day, another factor that I would - I feel certain about is $2.56 a pound began rationing meat.

(Christine McCracken):  Yeah.  Do you think all meats or do you think there has been a substitution effect?

Joe Sanderson:          I think - I don't know - I don't think the - at retail
                        -- I don't think these market prices were passed on. I think probably at food service levels where food service operators bought product based off the market rather than booking it ahead, which is common for a lot of them.

                        But for those food service operators that were buying boneless breast off the market, when it got to $2.56 per pound or before that, I think they made some menu adjustments - either they've put something else on the menu or they raised the price of their chicken dishes. Now that's supposition but I don't know - and I don't know how it happened but $2.56 a pound rationed -- did a bunch of it.

(Christine McCracken):  All right.

Joe Sanderson:          Welcome back, (Christine).

Operator:               Our next question comes from (Andrew Wetmore) of NSW.

(Andrew Wetmore):       Good morning, guys.

Men:                    Good morning.

(Andrew Wetmore):       Just two questions: What would be the level of supply
                        increases that the market has barely absorbed given what kind of demand growth you're currently seeing? And, secondly, if you just talk about your experience in the past in declining grain environments, in terms of supplies of chicken.

Joe Sanderson:          What was the first question?

(Andrew Wetmore):       The level of supply increases on the - that you'd be
                        comfortable with.

Joe Sanderson:          Oh, okay. Well, I think most people would believe that
                        -- hell, there are a lot of factors about that -- the supplies of other protein, domestically, is one. And then the supplies of domestic poultry, as it is affected by exports, is another. So if those - if we're going to have shorter red meat supplies next year and if exports are going to be the same or better, then I would think, you know, it shouldn't be - three percent more chicken shouldn't be as big an issue as it might have been otherwise.

(Andrew Wetmore):       So if we begin to see placements more in the 4%-plus
                        range, that's when we should be concerned. But in the three, three and one-half percent range, that's fairly comfortable and the market should easily be able to absorb that?

Joe Sanderson:          I would think so. And your second question was the rule
                        is - that I've heard all my life - is cheap grain makes cheap meat. I don't know if - I think that lowers cost and increases margins when margins are there and I think margins are going to be there. But I'm - what - there may be some changes going on in the industry and I would point you to the pullet placements - the breeder stock placements for the last five months.

(Andrew Wetmore):       Okay, thank you. And in just one follow-up on the food
                        service and retail side of the business, have you experienced any pick up more recently with the decline in prices off the highs?

Joe Sanderson:          No.

(Andrew Wetmore):       Okay.  Thank you.

Operator:               We will now go to (Alex Ridelong) of Key Colony Fund.

(Alex Ridelong):        Hey, guys.

Men:                    Good morning.

(Alex Ridelong):        A couple quick things - did you all say last quarter you
                        basically were hedged throughout the rest of this year on the grains?

Joe Sanderson:          Through October, we had priced.  Yes.

(Alex Ridelong):        Okay. Okay. I want to make sure I understand. And, I
                        mean, is there any - I think you stopped the stock buy-back with the planned expansion and then you thought about, okay, you might start that back before you complete the expansion or do you just want to go ahead and wait until the expansion is over with?

Joe Sanderson:          Well - go ahead, Mike.

Mike Cockrell:          Yeah, just one thing, we have not been actually buying
                        the stock back. The plan is still in place, of course.
                        The board authorized management to buy back stock from time to time in the open market and that plan is in place through February and remains in place. The Company has not bought back any stock since it began approaching the Georgia expansion. You're right about that but the stock buy-back plan is still in place.

(Alex Ridelong):        Okay so if let me kind of read between the lines here
                        just a little bit. At this level here, in other words, you - would it be a pretty good assumption to think the Company might be purchasing again?

Mike Cockrell:          I would not rule that out. I would more likely see where
                        we are in October and what our strategic plans are for Georgia and beyond and we - it probably could be done.

(Alex Ridelong):        Okay.  Hey, thanks, guys.

Mike Cockrell:          Thank you, (Alex).

Operator:               Our next question comes from (John McMillen) of
                        Prudential Equity Group.

(John McMillen):        Good morning.

Men:                    Good morning, (John).

(John McMillen):        It's not the best morning but it's a good morning
                        anyway.

Joe Sanderson:          It's a great morning.

(John McMillen):        Just to kind of follow-up on (Christine)'s comments
                        about demand. Are you seeing less retail featuring of chicken and is that one reason that the kind of topspin of the industry is kind of slowed?

Joe Sanderson:          If there's less retail featuring it, it is marginal. And
                        it is typically your regular sales of chilled pack product that's tied to the Georgia dock. But within a sales program, you'll typically have some ad features that are run quarterly or every other month, (John), and those prices don't change. For example, you may have a retailer that has a $1.79 ad feature on boneless breast regardless of what the Georgia dock is or what the bulk boneless breast price is. And those ads have been ongoing and for us they will continue to go.

                        But there is a certain amount of boneless that goes into the retail markets that is booked boneless, that is either traded in stores or dumped in a meat case and a consumer goes to a service meat counter and buys it. I think that portion of retail is softer. The retail accounts that we service indicate flat to down 2% on overall sales that we talked to before this conference call.

(John McMillen):        Well, if it ever stops raining we could barbeque so
                        maybe that will (unintelligible). Okay, thank you.

Joe Sanderson:          Yes.

Operator:               And we'll go next to (Scott Dowdy) of Kennedy Capital
                        Management.

(Scott Dowdy):          Good morning.

Men:                    Good morning.

(Scott Dowdy):          I'm sorry. I had trouble getting in on the call but so I
                        guess from what I understand, you guys have not locked in grain prices for next year. I'm kind of curious though, I guess with the significant drop off in grain prices so far over the last month or two, if you were to lock in at these levels and - what kind of cost savings would we be looking at next year versus this year?

Joe Sanderson:          You know, (Scott), I hadn't calculated that. It would be
                        substantial. I don't know. I hadn't calculated it.

Mike Cockrell:          I don't know how long you've been on the call, (Scott).
                        As Joe mentioned earlier, we are pleased with where the momentum is taking grain costs but we have not seen grain cost get to the level where we have become aggressive pricing our needs for next year.

                        At the levels where they are now, again, as Joe mentioned earlier, we believe there may be still a weather premium in prices and they could come down even further. The savings at this level would be substantial and we'll talk about that in detail on our December call, when we talk about 2005 in more detail.

(Scott Dowdy):          Okay. And just a follow-up - I don't know if you talked
                        about this at all but as far as the exports go, have you started to see a pick up with exports going to Russia and do you have an update on China and Japan?

Joe Sanderson:          Lampkin?

Lampkin Butts:          Good morning. (Scott), this is Lampkin Butts. We're
                        optimistic and anticipate better exports after Labor
                        Day, which is traditional and historical, but we're not
                        - we don't feel that pull from Russia yet. But we do think the fall will be better for exports.

Joe Sanderson:          And China?

Lampkin Butts:          China is still shut down. We do not know about China.
                        There are a lot of political things going on there that are preventing them from opening their country up to products in the U.S. I really don't have a good feel for that.

Joe Sanderson:          It appears that there is some product going back to Hong
                        Kong that might be getting into China through old pathways rather than through the Chinese ports.

(Scott Dowdy):          Okay.  Thank you.

Joe Sanderson:          Yes.

Operator:               And our next question comes from (Peter Parr) of
                        Parkwest Asset Management.

(Peter Parr):           Morning.

Men:                    Good morning.

(Peter Parr):           I was wondering, what is the point in giving earnings
                        statements given that so many of the factors that drive your cost ability are unpredictable? It would be one thing if you could hedge out what you are going to get for the various chicken parts and you could hedge out ahead of time what you're going to pay for the grain.
                        Then you could come up with a reasonable band within which you'd have earnings. But I don't know if it helps you to give earnings guidance when, you know, being in the commodity food production business, it's one of the least predictable businesses in the world. Thanks.

Joe Sanderson:          We agree with that. The reason we gave earnings guidance
                        was the first time we ever gave it this past spring. At the time, we had no analyst coverage and it was before Midwest Research started covering us and we felt like we needed to do that for our shareholders and for other analysts.

(Peter Parr):           Will you keep doing that? I don't know if it's been
                        helping you.

Joe Sanderson:          We'll make that decision later.

(Peter Parr):           Okay. And then if I could just ask if the Company could
                        generally give more disclosure regarding the prices that it gets for the various components of chicken and maybe give us a cost-of-goods breakout for how much you're paying for feed and so on.

                        It will, you know, maybe earnings guidance was what you thought might help you get more of a street following, but I think rather than that, what would be more helpful would be if you gave more breakout of the different components so that, as analysts, we could model the profitability of your Company better.

                        So in the text of your announcement this morning, you give some parts and prices, but if you could give it all in table format, and maybe even historically, that would help educate the investor base a lot. Thanks a lot.

Joe Sanderson:          Thank you.

Operator:               And we'll now go to (David Pelligol) of Tenant Capital.

(David Pelligol):       Good morning.

Men:                    Good morning.

(David Pelligol):       It looked like a lot of stock was sold by insiders for
                        the past six months. Will that continue and any comments on the previous six months? Thank you.

Joe Sanderson:          I have no idea. We do not coordinate nor do I ask about
                        the rest of the family. If you can follow mine, I've not sold any of mine and don't intend to as long as I'm an officer of the corporation. I can't speak and don't know and - the other siblings are free to do as they wish.

Operator:               Any other questions, sir?

(David Pelligol):       No, thank you.

Operator:               And we'll now go to (Jeff Perchell) of - I'm sorry - of
                        Polar.

(Jeff Perchell):        Hi. I had a question about the guidance last quarter in
                        terms of the increased cost of $25 million. I guess for me going forward in terms of understanding what kind of normalized profitability would be, I'd like to know - and I don't know if you've talked about it or not - what maybe if you could use fall prices or even if that's even applicable on the input side what that number might be. So would it actually be down, I presume, relative to the first half or relative to the year-over-year.

Joe Sanderson:          I understand. If we use CBOT prices, what would - well,
                        we didn't report exactly what we - and don't report exactly what we pay for grain, but the answer to your question, we can use CBOT pricing and we normally do unless we see what we consider - we have a range that we think is historically low for grain and soy and when we see that, we tend to be more aggressive purchasers.

                        The answer to your question is yes. If we had bought CBOT grain for this summer, our corn would still be up for the second half versus the first half but not as much, and our soy would be down for the second half versus the first half.

(Jeff Perchell):        So soy would be down two-half versus one-half and any
                        just - like I know that you don't do the strict math but is it, you know, is that $25 million all what will become hedging losses?

Joe Sanderson:          Not hedging losses. It's in the cost of goods sold. We
                        don't hedge; we buy. And we bought it and priced it and it's in our cost of goods sold.

(Jeff Perchell):        Okay. I think you - I think you understand what I'm
                        driving at. It follows along what the earlier guy was asking. And then I guess I had another question about the metric you gave on boneless breast meat being - I did the math: 75 cents times three million pounds per week times 12 weeks and you get a pretty big incremental margin swing. So is that really like the best gauge on going forward is following that pricing in terms of - because I got $27 million in the quarter and that's a pretty big portion of the gross profit. Is that the right way to do the math?

Joe Sanderson:          It's pretty close. A portion of that boneless breast -
                        of the boneless breast we produce could be flat priced for a quarter and would not be subject to the change in the market. And that varies from quarter-to-quarter but I don't have the head count but we do about 2.3 million head a week of the 7.5 pound chickens. And you can take a standard percentage for breast, leg quarters, wings, and calculate the volume and look at the market and get a sensitivity table out of it.

                        But from time to time within that - leg quarters, for example, may not follow exactly -- particular for export -- that earn a varied quote. Part of your wings could be booked ahead - a portion could be booked ahead for six months and boneless breast, a portion of it could be booked for a quarter or for a year, so there are some caveats to that formula. But, for the most part, it's a good indicator.

Mike Cockrell:          And, (Jeff), just one thing I've observed - this is
                        Mike. You came up with a $27 million number for the quarter, and as (Christine) had inferred earlier in the call, we had expected prices to come off from $2.50.
                        When we made - when we made our annual testament back at the end of the second quarter, we had modeled out numerous scenarios, but all of those scenarios assume that the market would come off some from where it was.

                        And what surprised us, as Joe mentioned earlier, was the fact that it went from $2.56 on July the fourth to literally, you know, seven to eight days later down under $2.00 and now at $1.75. That fall was quicker than we had anticipated that it would be. And we always get a seasonal adjustment after Labor Day.

                        And, again, as Joe observed, prices today are still strong relative to a year ago. The Georgia dock was 81 cents at mid-summer and this deal 80 cents a pound, and boneless breast meat is still ahead of where it was a year ago. Leg quarters are about the same level so the market -- overall market is still strong but it came off quicker than we anticipated.

(Jeff Perchell):        Okay, that's great.  Thanks a lot.

Mike Cockrell:          Thank you, (Jeff).

Operator:               And we'll now take a question from (Damien Augustine) of
                        George Weiss.

(Damien Augustine):     Thanks.  My question has been asked.

Operator:               And we'll go next to (John Rosenberg) of (Jenny's)
                        Capital Group.

(John Rosenberg):       Yeah, hi.  Good morning.

Men:                    Good morning.

(John Rosenberg):       (Jenet) Capital, by the way. But, anyway, two questions
                        - first of all, you had already talked a bit about your share repurchase. How much was initially authorized?

Joe Sanderson:          We initially authorized or the board authorized a
                        million shares and there was no price ramification or limitation. But a million shares from time to time for two years and we've purchased about 150 of that so we still have 800 (unintelligible).

Man:                    That's the second.

Joe Sanderson:          That's 850 pre-split and so - oh, excuse me - a million
                        pre-split. Post-split it would have been a million and one-half.

Man:                    Right.

Joe Sanderson:          But we did purchase - in the first buy back though, we
                        purchased more than we did.

Man:                    I'm talking about what's currently out there.

Joe Sanderson:          Yeah, yeah.  What's currently out there is that.

(John Rosenberg):       I see. And do you guys have any - what are your company
                        - I know that you indicated that you were going to take a closer look at your capital budget or may well do that, but what are your rules pertaining to buy backs and the open market? Do you have any window? What is your window period generally?

Mike Cockrell:          Our window period opens tomorrow, in terms of this
                        trading session, and closes after we get through our second month of the quarter.

(John Rosenberg):       So two days after the announcement and then into the
                        second month of the new quarter.

Mike Cockrell:          That's right. And what Joe mentioned earlier in terms of
                        that was that the board, of course, will take a look at the end of October, as it did last year and does every year, at our needs going forward and expectations going forward and decide the best use of our cash.

(John Rosenberg):       I see. Okay, and also this is kind of in addition to
                        some other questions that have been asked on the call about disclosure and different pricing. Could you guys breakout where, exactly, what prices to best use for, say, on your revenue for your chicken? In other words, how much is coming from Georgia dock, how much is breast. Do you do that already? Am I unaware of this?
                        How much might be boneless breast meat? How much is Georgia dock? How much is wings, thighs, etc.?

Joe Sanderson:          We have disclosed over time through either Qs or Ks or
                        Annual Report or something the head we process and various weights and our marketing program out of those plans. What we call big bird deboning. We do about 2.3 million a head a week of that and I believe that's right. Yeah, 2.3 million head a week of that and it's a heavy bird. It's about a seven and one-half pound bird.
                        The calculation beyond that we don't break that out but it's, you know, it's fairly easy to do.

                        And then we - the retail plants - the balance of our slaughter is in the retail plants and we do not disclose the live weight or the portion or how it's priced. And typically it's not as volatile as the boneless plants. But models have been built that have accurately forecast our earnings and our earnings potential in the past doing just what I just did - just what I did. And as much we can within, you know, we'll be glad to, you know, tell you -- I don't have it right here in front of me - what standards are in the industry for percentages of boneless, leg quarter, and wing.

(John Rosenberg):       I would appreciate that. One more question, if I may, on
                        the input side. Which - where are you buying your corn?
                        Which terminal? I mean, I imagine, you know, when I look at corn prices on a Bloomberg terminal there are a number of them in the southeast. Or are you buying future - where are you buying it?

Joe Sanderson:          Our grain comes on two rail lines. It comes from - on
                        the, I guess the Texas comes from -- priced out of Nebraska, Iowa. I don't know what - it's different from week-to-week. It's wherever - if we buy grain and corn for Texas off the UP and from ADM, they'll source it at various points. But typically it comes out of - for Texas it would come out of Nebraska, Iowa, Kansas, Kansas City and then over on the east side we would come out of Illinois, down the CN for Fernwood or McComb and...

(John Rosenberg):       I'm just trying to get which particular corn are you
                        guys buying? Are you buying CBOT or are you buying some
                        Future? I imagine it's a mix.

Joe Sanderson:          It's mainly CBOT, but we've - well, really for the last
                        two or three years, we buy the basis from the provider - from the shipper, which is going to be an ADM or a Bungee or someone like that, and then we price when it hits out target or when we think we ought to price and then sometimes when we have to price.

                        If you're buying it on the CBOT you can price it, you know, the day it shipped. It just depends. But we have been aggressive for the last two and three years pricing because up until this past year we saw historically good, favorable values. But when we priced this summer, we priced to avoid the volatility. We didn't price because we thought it was good pricing.

(John Rosenberg):       Okay.  Thank you very much.

Joe Sanderson:          Absolutely.

Operator:               And we'll now go to (Patrick Stowe) of Priority Capital.

(Patrick Stowe):        Good morning.

Joe Sanderson:          Good morning.

(Patrick Stowe):        Most of my questions have been covered, but a couple
                        things. I just wanted to clarify on the pricing was kind of discussed on this bulk boneless breast.

Joe Sanderson:          Yes.

(Patrick Stowe):        When I look at the Georgia dock quotes they have
                        different quotes for different portions. And they have a skinless boneless breast that we've kind of been tracking each week and its, you know, I looked at it today and it's at $2.08. How does that compare to the $1.75 that we've been talking about?

Lampkin Butts:          (Patrick), this is Lampkin. The -- most of our jumbo
                        boneless breast is priced off the (Earnaberry) Midwest quote.

(Patrick Stowe):        Okay.

Lampkin Butts: It's a completely different quote than the Georgia dock. The Georgia dock quote is a whole bird market and then the parts and we use the Georgia dock for most of our chill pack prices, but we don't use those Georgia parts prices.

Joe Sanderson:          We use the Georgia dock whole bird quote for your chill
                        pack prices.

Lampkin Butts:          Right, the whole bird quote.

Joe Sanderson:          But we don't use the Georgia dock parts prices.

(Patrick Stowe):        Okay so those parts prices might not be real relevant or
                        accurate?

Lampkin Butts:          No, they are priced off of (Earnaberry).

(Patrick Stowe):        Right. Okay. And in terms of just volume, you guys are
                        doing, I guess I scanned the queue this morning. It said volumes were up maybe 6% year-over-year. How would that compare to the second quarter per discussion with some of the competitors and other people in the industry that say some plants have been running higher volumes obviously to take advantage of the higher prices?

Joe Sanderson:          We didn't -- we didn't do that. We are running - our
                        live weights are up just a little bit over last year but we're running - with exception of Collins - you are annualizing Collins and then Hammond. The Hammond plant converted in January and February of this year from a
                        5.5 pound bird to a 7.5 pound bird so that's in our numbers as well.

(Patrick Stowe):        Okay.

Joe Sanderson:          We hadn't run Saturdays to kill more chickens. We run
                        Saturday around July the fourth and Saturday around
                        Memorial Day and we'll run Saturday around Labor Day, but we haven't been - we put out all the chickens we could for the last two or three years - our hatchery capacity.

(Patrick Stowe):        I guess if competitors or other people in the industry
                        were doing that - running Saturdays and extra shifts - I mean, they have...

Joe Sanderson:          They have been. We're aware of that. There have been
                        some that have done that.

(Patrick Stowe):        But for us that should show up in production numbers,
                        shouldn't it? I mean it wouldn't be something that kind of went under the radar screen.

Joe Sanderson:          Oh, it would definitely show up in production. It's
                        reflected in the egg hatch and chick placement the USDA puts out. And including those Saturdays, which I think is minimal, I don't think there have been a lot of companies doing it but it's reflected in those numbers.

(Patrick Stowe):        Okay. Okay. And just one other thing - kind of an
                        industry question in general. In terms of grain prices, has the higher grain prices, kind of year-to-date, in your opinion, kept some smaller producers from maybe increasing production, which is a, you know, a (Dunnequin) might see switch here as grain prices come back down?

Joe Sanderson:          I think maybe earlier in the year that -- when grain
                        took off soy meal made an earlier move than corn did, I think that may have caused some people to pause. But as margins became apparent in the spring, it didn't really matter what the grain prices were.

                        So I don't really - I think margins and capacity - industry capacity company-by-company is the limiting factor and I'll point - I mean that people have known what the margins were since the spring and I believe they are placing all they can because of breeder hens, hatcheries, and processing capacity. And I would also point you to the breeder placements from the last - you get it from USDA every month and I think that is a major indicator of intentions.

(Patrick Stowe):        Yes. I guess the difficulty I know I've had -- and
                        probably some others - is reconciling this kind of downward trend that you've discussed in the breeder stock and pullets placed and it doesn't really mesh with the high margins that we were seeing, you know, in the start of the year.

Joe Sanderson:          I agree with you 100%.

(Patrick Stowe):        Just trying to make...

Joe Sanderson:          I have no idea. We have been surprised with this report
                        and like I said back December, January, February, placements were up substantially over a year ago, not substantially over two years ago, but for the last five months they've been down. And that may have some - I don't know. I have no idea what it is.

(Patrick Stowe):        All right.  Well, I appreciate it.  Good luck to you.

Joe Sanderson:          Thank you.

Mike Cockrell:          Thank you, (Patrick).

Operator:               We'll now take our next question from (Julie Wang) at
                        Perry Capital.

(Julie Wang):           Hi. (Unintelligible) I wanted to just understand a
                        little better what you expect for the fourth quarter - just in order to understand how your business operates.
                        If I look at your low end of the range of your guidance for '04, the October quarter will be down dramatically from a year ago. And from what I understand from you, the breast prices year-over-year should be about flat, if we look at '04 versus '03 on breast prices. And you are hedged on the grain, although maybe it's higher prices in the previous year. Still, maybe you can just take me through this and explain why earnings are expected to be down so dramatically.

Joe Sanderson:          Well, what we expect is a range for the fourth quarter
                        of about 50 cents to a dollar.

(Julie Wang):           Right.

Joe Sanderson:          And last year we earned $1.03.

(Julie Wang):           Right.

((Crosstalk))

Joe Sanderson:          If the decline - if the decline in boneless breasts
                        ceases and exports pick up a little bit, we believe we'll make towards the top end of that range, which would put you very close to what you did a year ago.

(Julie Wang):           But let's say...

((Crosstalk))

Joe Sanderson:          If breast prices do continue to decline, we've factored
                        in some decline in the rest of the market. We believe that will happen just seasonally. But the big factor for the fourth quarter, if breasts - if boneless breast continues the trend, then we'll be at the lower end of the range.

(Julie Wang):           But you...

((Crosstalk))

Joe Sanderson:          But our range for the fourth quarter is about fifty to a
                        dollar and a dollar would about what we made a year ago.

(Julie Wang):           Right. So in other words, if I understand you correctly,
                        the lower range is predicated on breast prices coming down meaningfully lower?

Joe Sanderson:          That's primarily it, although we have factored some
                        decline in the Georgia dock and through the fourth quarter just because of normal seasonal changes. But mainly it will be boneless breast. And in our grain cost
                        - our grain cost compared to a year ago are going to be up substantially. But we believe, right now, we think the slide in boneless is going to moderate, obviously.
                        We don't think we'll see another 75 cents a pound over the next 45 days, but we factored if it goes down, it will be, we think, will be towards 50 cents and if it flattens out and exports improve seasonally like they normally do, it will be toward the dollar.

(Julie Wang):           Yes, ma'am.

Operator:               And due to time constraints, I'd like to now turn the
                        call over to Mr. Sanderson for any additional or closing remarks.

Joe Sanderson:          Good. Thank you for spending time with us this morning.
                        We are very pleased with our results to date and we look forward to completing what will be a record year for our Company. We look forward to the opportunities for all of us, as well as the challenges, and look forward to reporting our year-end results to you in December. Thank you.

Operator:               And once again, ladies and gentlemen, that does conclude
                        today's conference. We do thank you for your participation. You may now disconnect.

                                       END